UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BALDWIN & LYONS, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-0160330
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

1099 North Meridian Street
Indianapolis, Indiana  46204
(Address of principal executive offices and zip code)

Baldwin & Lyons, Inc. Restricted Stock Compensation Plan
(Full Title of the Plan)

Gary W. Miller Chairman and Chief Executive Officer 1099 North Meridian Street Indianapolis, Indiana 46204 (317)636-9800	Copy to: Jeffrey B. Bailey, Esq. Bose McKinney & Evans LLP 111 Monument Circle, Suite 2700 Indianapolis, Indiana 46204 (317) 684-5000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [     ]                                                                                                         Accelerated filer [  X  ]

Non-accelerated filer [     ]                                                                                                           Smaller reporting company [     ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class B Common Shares	1,250,000	21.75	$27,187,500	$1,938.47

(1)         Maximum number of shares issuable under the Baldwin & Lyons, Inc. Restricted Stock Compensation Plan
(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices per share of the Company’s Common Stock on The NASDAQ Stock Market on May 25, 2010

PART I

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

Item 3.    Incorporation of Documents by Reference

Baldwin & Lyons, Inc. (“Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 11, 2010.

b.	The Registrant’s definitive Proxy Statement for the Annual Meeting of the Shareholders held on May 4, 2010.

c.	All other reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act since December 31, 2009.

d.
The description of the Registrant’s Class B Common Stock contained in the Registrant’s Registration Statement pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.    Description of Securities

The Registrant’s Class B Common Stock is registered under Section 12 of the Exchange Act and, therefore, a description of those securities subject to this Registration Statement is omitted.

Item 5.  Interests of Named Experts and Counsel

None

Item 6.  Indemnification of Directors and Officers

The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the Company.

Indemnification under the provisions of the Indiana Business Corporation Law is limited by the Company's Articles of Incorporation, which provides for indemnification of directors, officers, and employees of the Company against any and all liability and expense actually and reasonably incurred by them, arising out of any claim or action, suit or proceeding in which they may become involved by reason of being or having been a director, officer, or employee except in relation to matters as to which the director, officer or employee has been adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of the person’s duties to the Company or shareholders.  The Company may also reimburse any director, officer or employee, or former director, officer or employee, for reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of the directors not involved in the matter in controversy (whether or not a quorum) that it was to the interest of the Company that such settlement be made and that such director, officer or employee was not guilty of negligence or misconduct.

Officers and directors of the Company are insured, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit
Number

4.1	Baldwin & Lyons, Inc. Restricted Stock Compensation Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A, filed on April 1, 2010.)

5.1	Opinion of Bose McKinney & Evans LLP (filed electronically herewith).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed electronically herewith).

23.2	Consent of Bose McKinney & Evans LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

Item 9.  Undertakings

(a)	The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a  director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Indianapolis, State of Indiana, on May 25, 2010.

BALDWIN & LYONS, INC.

By: /s/ Gary W. Miller
      Gary W. Miller,
      Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Gary W. Miller and Craig C. Morfas, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities noted below to sign the registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature and Title                                                                                                              Dated:

/s/ Gary W. Miller Gary W. Miller, Chairman of the Board (Principal Executive Officer)	May 13, 2010

/s/ G. Patrick Corydon G. Patrick Corydon, Vice President (Finance) and Treasurer (Principal Financial and Accounting Officer)	May 13, 2010

/s/ Joseph J. Devito Joseph J. Devito, Director and President and Chief Operating Officer	May 13, 2010

/s/ Stuart D. Bilton Stuart D. Bilton, Director	May 25, 2010

/s/ Otto N. Frenzel Otto N. Frenzel, Director	May 19, 2010

/s/ John M. O'Mara John M. O'Mara, Director	May 25, 2010

/s/ Thomas H. Patrick Thomas H. Patrick, Director	May 16, 2010

/s/ John A. Pigott John A. Pigott, Director	May 13, 2010

/s/ Kenneth D. Sacks Kenneth D. Sacks, Director	May 25, 2010

/s/ Nathan Shapiro Nathan Shapiro, Director	May 16, 2010

/s/ Norton Shapiro Norton Shapiro, Director	May 14, 2010

/s/ Robert Shapiro Robert Shapiro, Director	May 13, 2010

/s/ Steven A. Shapiro Steven A. Shapiro, Director	May 25, 2010

/s/ John D. Weil John D. Weil, Director	May 25, 2010